Exhibit 99.1

[Logo]

                                                   Level 3 Communications, Inc.
                                                        1025 Eldorado Boulevard
                                                     Broomfield, Colorado 80021
                                                                 www.Level3.com


                                                                   NEWS RELEASE


FOR IMMEDIATE RELEASE
Level 3 Contacts:

Media:            Josh Howell                      Investors:        Robin Grey
                  720-888-2517                                     720-888-2518
                  Josh.Howell@Level3.com                  Robin.Grey@Level3.com


Level 3 Reports Fourth Quarter Results and Full Year 2004 Results
Tuesday, February 8, 2005

Fourth Quarter Financial Highlights
o    Net Loss of $77 million, or $0.11 per share
o    Consolidated  Revenue of $1.05  billion and $482 million of  Communications
     Revenue
o    Consolidated Adjusted OIBDA of $174 million
o    Capital Expenditures of $86 million
o    Consolidated Free Cash Flow of negative $97 million
o    Company Issues 2005 Projections

Fourth Quarter Business Highlights
Transport and Infrastructure
o Revenue growth across all services including wavelengths, private lines, colocation and dark fiber
o Continuing demand from IXCs, PTTs, satellite companies, wireless providers and local carriers

Softswitch Services
o Positive revenue growth in softswitch revenue driven by 100% increase in voice revenue
o    Continued VoIP contract awards

IP and Data Services
o    30% quarter over quarter growth in IP traffic
o Continuing demand from cable companies, content providers and systems integrators

BROOMFIELD, Colo., February 8, 2005 - Level 3 Communications (Nasdaq:LVLT) reported consolidated revenue of $1.05 billion for the fourth quarter compared to $840 million for the third quarter 2004. Communications revenue was $482 million in the fourth quarter versus $423 million for the previous quarter, and information services revenue was $547 million compared to $392 million for the previous quarter.

The net loss for the fourth quarter 2004 was $77 million, or $0.11 per share, compared to a net loss for the previous quarter of $171 million, or $0.25 per share. Included in the net loss for the fourth quarter was a $50 million gain associated with the extinguishment of debt related to the company's tender offer completed in December 2004, a $14 million lease impairment charge, and a $9 million gain associated with the sale of certain investment securities. Consolidated Adjusted OIBDA(1) was $174 million in the fourth quarter 2004 compared to previously provided projections of $155 million to $170 million and compares to $129 million for the previous quarter.

For the full year 2004, communications revenue was $1.68 billion, which includes $113 million of termination and settlement revenue and compares to $1.95 billion in 2003, which includes $346 million of termination and settlement revenue. Consolidated Adjusted OIBDA for 2004 was $525 million, compared to $757 million in 2003.

"Our communications revenue was higher than projected this quarter, in part due to better than expected growth, particularly in our VoIP services," said James
Q. Crowe, CEO of Level 3. "While still a relatively small percent of communications revenue, our voice revenue increased over 100 percent in the fourth quarter, primarily from our wholesale VoIP services. Additionally, we experienced an acceleration of IP traffic growth on our network during the quarter, and average traffic per day increased over 30 percent sequentially.

"Undeniably, the telecom industry environment remains challenging. In recent years, industry-wide price compression has ranged from 25 percent to 50 percent per annum for transport and IP services, which has basically offset strong unit growth in demand for those services. In addition, ongoing reinvestment in network infrastructure has been required to accommodate increases in traffic volume. At the same time, we believe price compression trends are not sustainable over the longer term."

Fourth Quarter Financial Results

Metric                                                        Fourth Quarter Actuals   Fourth Quarter
($ in millions)                                                                        Projections (1)

Communications Services Revenue (2) (excluding termination    $356
and settlement revenue)
   Reciprocal Compensation                                    $23
   Termination and Settlement Revenue                         $103
Communications Revenue                                        $482                     $455-$475
Information Services Revenue                                  $547
Other Revenue                                                 $26


                                       2

Consolidated Revenue                                          $1,055
Consolidated Adjusted OIBDA (3)(4)                            $174                     $155-$170
Capital Expenditures                                          $86                      $90
Unlevered Cash Flow (4)                                       $20
Free Cash Flow (4)                                            ($97)
Communications Gross Margin (4)                               75%

(1)  Projections issued October 27, 2004
(2) Communications Services Revenue is GAAP communications revenue minus reciprocal compensation revenue
(3) Consolidated Adjusted OIBDA excludes $17 million in stock-based compensation expense and includes $14 million lease impairment charge
(4) See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures

Consolidated Cash Flow and Liquidity
During the fourth quarter 2004, unlevered cash flow(1) was positive $20 million, versus negative $15 million during the third quarter. Consolidated free cash flow for the fourth quarter was negative $97 million, versus negative $98 million for the previous quarter. Consolidated free cash flow for the fourth quarter was lower than projected due to an early payment of $16 million in accrued interest expense associated with the company's tender offer in the fourth quarter and higher than expected working capital needs related to accounts payable and accounts receivable in our communications business.

For the full year 2004, unlevered cash flow decreased to $64 million from $237 million in 2003, and consolidated free cash flow decreased to negative $344 million in 2004 compared to negative $139 million last year.

"The company's negative consolidated free cash flow increased in 2004 versus 2003, primarily from a reduction in cash from operations due to a reduction in managed modem revenue and an increase of approximately $100 million in our capital expenditures," said Sunit Patel, CFO of Level 3. "Given high unit growth in 2004, we continue to invest in upgrading our network capacity based on increases in customer traffic as well as to support the launch of high-growth services such as voice and IP VPN."

As of December 31, 2004, the company had cash and marketable securities of $782 million compared to $856 million at September 30, 2004.

Communications Business
Revenue
Communications revenue for the fourth quarter 2004 was $482 million versus $423 million for the previous quarter. Total communications revenue for the fourth quarter consisted of $459 million of communications services revenue and $23 million of reciprocal compensation revenue, compared to $345 million and $78 million in the third quarter.

Included in communications services revenue was $103 million and $1 million of termination revenue for the fourth and third quarters, respectively. The increase in termination revenue was due to the previously announced dark fiber contract termination with McLeodUSA.

Communications services revenue excluding termination revenue increased by $12 million quarter over quarter primarily due an increase in voice and transport and infrastructure revenue, partially offset by a decline in managed modem revenue.

                                                     Quarter ended          Quarter ended       Percent
 Communications Revenue ($ in millions)            December 31, 2004      September 30, 2004    Change
  Transport and Infrastructure                                     $122                    $114         7%
  Voice                                                             $24                     $12       100%
  Managed Modem                                                    $106                    $112       (5%)
  IP & Data Services (excluding DSL)                                $68                     $69       (1%)
  DSL                                                               $36                     $37       (3%)
     Communications Services Revenue                               $356                    $344         3%
  Reciprocal Compensation                                           $23                     $78      (71%)
  Termination Revenue                                              $103                      $1        ---
  Communications Revenue                                           $482                    $423        14%

Communications revenue for the full year was $1.68 billion versus $1.95 billion in 2003. Excluding termination revenue, which is non-recurring, and revenue from our mature, declining managed modem and DSL aggregation business, communications revenue increased by approximately 7 percent during 2004. This increase is from growth in transport and infrastructure services, voice and IP VPN services. Managed modem revenue was $485 million and DSL aggregation revenue was $137 million in 2004.

The communications deferred revenue balance decreased by $82 million during the quarter primarily as a result of the recognition of $98 million of non-cash termination revenue from deferred revenue associated with the previously announced termination of a customer dark fiber lease agreement.

Cost of Revenue
Communications cost of revenue for the fourth quarter was $120 million versus $116 million for the previous quarter. Communications gross margin(1) was 75 percent for the fourth quarter compared to 72 percent in the third quarter. The improvement in communications gross margin is attributable to the increase in termination revenue.

Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses were $208 million for the fourth quarter, versus $204 million for the previous quarter. SG&A expenses in the fourth quarter include a $2 million reduction associated with property taxes in the fourth quarter and $15 million of non-cash stock compensation expense. Third quarter SG&A expenses include a $4 million reduction associated with property taxes and $10 million of non-cash stock compensation expense.

Adjusted Operating Income Before Depreciation and Amortization (OIBDA)
Adjusted OIBDA(1) for the communications business increased to $155 million for the fourth quarter from $113 million for the previous quarter as a result of an increase in termination revenue partially offset by a higher cost of revenue and $14 million in lease impairment charges.

Communications Adjusted OIBDA margin(1) was 32 percent for the fourth quarter versus 27 percent in the previous quarter. Communications Adjusted OIBDA excludes non-cash stock compensation expense of $15 million in the fourth quarter and $10 million in the third quarter.

Information Services Business
Results for the information  services business include the Software Spectrum and
(i)Structure subsidiaries.

Revenue and Adjusted  Operating  Income  before  Depreciation  and  Amortization
(OIBDA)
Information services revenue was $547 million for the fourth quarter. This compares to revenue of $392 million for the previous quarter and $565 million for the same period last year.
Adjusted OIBDA(1) for the information services business was $14 million for the fourth quarter, which excludes $2 million in non-cash stock compensation expense, compared to $9 million for the previous quarter. For the same period last year, Adjusted OIBDA was $15 million, which included $4 million in restructuring charges and excluded $4 million in non-cash stock compensation expense.

"The sequential increase in revenue for our information services business is a result of normal seasonality," said Charles C. Miller, vice chairman of Level 3. "The value of software volume in the fourth quarter was above the volume in the same period last year, but in accordance with GAAP treatment of agency sales agreements, which continue to increase as a percent of total sales each quarter, the company recognizes the service fee as revenue rather than the full value of the software sold."

Other Businesses
The company's other businesses consist primarily of coal mining operations.

Revenue and Adjusted OIBDA
Revenue and Adjusted OIBDA(1) from other businesses were $26 million and $5 million in the fourth quarter, compared to $25 million and $7 million for the previous quarter. Adjusted OIBDA for the third quarter included approximately $5 million in insurance proceeds from environmental claim payments.

New Customers and Service Offering Update
Level 3 continues to see new contract activity across all its top customer segments including PTTs, local carriers, long distance companies, cable companies, systems integrators, content providers and ISPs. Specifically, cable companies continue to turn to Level 3 as an underlying provider of a broad portfolio of services that help enable them to deliver local and long distance phone services to their subscribers.

As previously announced, Comcast purchased long-haul and metropolitan dark fiber and related services to support its nationwide broadband network. Additionally, Comcast has selected Level 3 to provide wholesale transport services in support of its deployment of consumer voice services. Charter and other cable operators have also signed agreements to use the company's fully featured consumer and wholesale VoIP services. Level 3 was selected in 8 of 10 large-scale residential VoIP contracts awarded during 2004.

"Given the success we have seen with our consumer-oriented and wholesale voice services, we have made some modifications to our service offerings and channel partner program that will help us better focus our organizational and financial resources in areas that have received the most significant customer demand and acceptance," said Kevin O'Hara, president and COO of Level 3.

"We saw an increase in contract activity in the latter part of 2004, particularly for our wholesale and consumer-oriented voice services. Based on customer commitments to date and our belief that the acceptance of VoIP is happening more rapidly at the consumer level, we believe Level 3 is better served by focusing our development efforts on a single service delivery platform, rather than the two we have been operating. We believe our open and flexible platform used for consumer and wholesale voice services is a better solution for our enterprise-focused customers versus our hosted IP-Centrex platform. As a result, we have discontinued sales of our (3)ToneSM Business voice service.

"While we are changing the platform over which we indirectly serve the enterprise market, we will continue our focus on enterprise-related opportunities by leveraging our existing VoIP platform as based on market demand.

"Additionally, the company is discontinuing new sales of certain legacy IP-related services acquired as part of the Genuity acquisition in 2002."

Competitive Environment
"Aggressive competition, ongoing price compression, and technological innovation provide the backdrop for continued uncertainty in the communications market in 2005," said Crowe. "Over the past three years, the industry has experienced significant and continued price compression. While some of this has been a positive and natural result of price improvements in technology and economies of scale, we believe that price reductions have in many cases, outpaced underlying improvements in costs. The result has been industry-wide lack of revenue growth coupled with substantial reinvestment necessary to keep up with increases in traffic.

"Level 3 does not intend to pursue volume at the expense of profitability, and we believe that moderation of price compression is a key to our financial performance. Our pricing strategy in 2005 will reflect this belief."

2005 Business Outlook
"Over the course of this year, we expect continued uncertainty in our communications business," said Crowe. "We are now seeing early growth from new services, but it is difficult to predict the precise timing and trend of growth, as it is largely dependant upon market acceptance of VoIP, the success of our customers in gaining market share, and our ability to scale our network and systems as this demand unfolds.

"Given these conditions, as well as ongoing declines in our managed modem and DSL aggregation business, we will likely see a continued period of instability as our revenue mix changes and is weighted more toward our core transport and IP services and voice and IP VPN growth services. However, we believe the investments we are making today position the company for longer-term growth and will allow us to maintain our lead in the market with respect to network efficiency, service quality and innovation."

2005 Communications Revenue
o Projected decline in the low to high single-digit percent range. This is primarily due to expected reductions in revenue from the company's two mature services, managed modem and DSL, basically offset by a significant percentage increase in consumer and wholesale voice and IP VPN revenue and continued modest increases in core transport services. Termination revenue is expected to increase slightly year over year.

2005 Communications Adjusted OIBDA
o Communications Adjusted OIBDA margin is expected to decline to the mid-20 percent range in 2005 compared to 27 percent in 2004 primarily as a result of a decline in managed modem and DSL aggregation revenue, lower reciprocal compensation revenue, higher cost of revenue due to expected shifts in the company's revenue mix in the communications business, partially offset with improvements in SG&A expenses from reductions in headcount and the benefits of continued cost containment efforts.

2005 Free Cash Flow
o Consolidated Free Cash Flow to improve, narrowing to negative $260 million to $320 million primarily due to lower operating expenses, lower cash interest expense and lower capital expenditures.

First Quarter 2005

o Communications revenue, including termination revenue of approximately $40 million, is projected to be $400 million to $420 million. We expect reductions in DSL aggregation, managed modem and dark fiber revenues. The company's contract with its largest DSL aggregation customer expires in early 2005 and the customer is expected to begin to migrate traffic during the first quarter and complete its migration of traffic by mid-2005. Additionally, amortization of dark fiber and revenue from related services is expected to decline slightly as a result of the termination of two previously announced dark fiber contracts.
o Consolidated Adjusted OIBDA is expected to be $90 million to $110 million including approximately $16 million in cash severance payments expected to be made during the quarter.

Metric                                                        First Quarter            Full Year 2005 Projections
($ in millions)                                               Projections

Communications Revenue                                        $400 to $420             Low to high single digit
                                                                                       percent decline
Consolidated Adjusted OIBDA                                   $90 to $110              NA
Communications Adjusted OIBDA Margin                          NA                       Mid-20 percent range
Negative Consolidated Free Cash Flow                          NA                       $260 to $320

Summary
"Continued uncertainty in our market coupled with accelerating industry consolidation have created unprecedented challenges and opportunities for Level 3," Crowe said. "We are focused on assuring that our company emerges as one of the winners in the communications business."

Conference Call Information
Level 3 will hold a conference call to discuss the company's fourth quarter results at 10:00 a.m. Eastern Time today. To join the call, please dial 651-291-0900. A live broadcast of the call can also be heard on Level 3's Web site at www.level3.com. An audio replay of the call will be accessible on the company's Web site or by dialing 320-365-3844; access code 765003.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented Softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc, and (3)Tone is a service mark of Level 3 Enhanced Services, LLC, in the United States and/or other countries. Level 3 services are offered through wholly owned subsidiaries of Level 3 Communications, Inc.

Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, the challenges of integration, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

1) Non-GAAP Metrics
Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The company provides projections that include non-GAAP metrics that the company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted OIBDA, communications gross margin, Communications Adjusted OIBDA margin, unlevered cash flow and consolidated free cash flow. The following reconciliation of these non-GAAP financial metrics to GAAP includes forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the company's Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP measures, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated statements of operations.

Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases. Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company's network.


COMMUNICATIONS GROSS MARGIN ($ in millions)
                                       Q304             Q404
Communications Revenue                 $423             $482
Communications Cost of Revenue         $116             $120
Communications Gross Margin ($)        $307             $362
Communications Gross Margin (%)        72%                75%

Consolidated Adjusted OIBDA is defined as operating income from the consolidated statements of operations, plus depreciation and amortization plus non-cash impairment charges plus non-cash stock compensation expense.

Communications Adjusted OIBDA Margin is defined as Communications Adjusted OIBDA divided by communications revenue.

Management believes that Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins are relevant and useful metrics to provide to investors, as they are an important part of the company's internal reporting and are indicators of profitability and operating performance, especially in a capital-intensive industry such as telecommunications. Management also uses Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins to compare the company's performance to that of its competitors. Consolidated Adjusted OIBDA excludes non-cash impairment charges and non-cash stock compensation expense due to the company's adoption of the expense recognition provisions of SFAS No. 123. Additionally, Consolidated Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the company's capitalization and tax structures. Consolidated Adjusted OIBDA excludes depreciation and amortization expense in order to eliminate the impact of capital investments which management believes should be evaluated through consolidated free cash flow.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company's calculations. Additionally, this financial measure does not include certain significant items such as depreciation and amortization, interest expense and non-cash impairment charges. Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Consolidated Adjusted OIBDA
Three Months Ended December 31, 2004                       Communications   Information                     Con-
($ in millions)                                                               Services        Other       solidated
Net Earnings/(Loss)                                            ($87)            $10            --           ($77)
Income Tax (Benefit)/Expense                                    --               $4            --            $4
Plus Other (Income)/Expense                                     $65             ($7)           $3            $61
Operating Income/(Loss)                                        ($22)             $7            $3           ($12)
Plus Depreciation and Amortization Expense                     $162              $5            $2           $169
Plus Non-Cash Stock Compensation Expense                        $15              $2            --            $17
Consolidated Adjusted OIBDA                                    $155             $14            $5           $174

Consolidated Adjusted OIBDA
Three Months Ended September 30, 2004                      Communications   Information                     Con-
($ in millions)                                                               Services        Other       solidated
Net Earnings/(Loss)                                           ($181)             $4            $6          ($171)
Income Tax (Benefit)/Expense                                    --               --            --            --
Plus Other (Income)/Expense                                    $121              --           ($1)          $120
Operating Income/(Loss)                                        ($60)             $4            $5           ($51)
Plus Depreciation and Amortization Expense                     $163              $5            $2           $170
Plus Non-Cash Stock Compensation Expense                        $10              --            --            $10
Consolidated Adjusted OIBDA                                    $113              $9            $7           $129


Consolidated Adjusted OIBDA
Twelve Months Ended December 31, 2004                       Communications  Information                     Con-
($ in millions)                                                               Services        Other       solidated
Net Earnings/(Loss)                                           ($509)            $20            $31         ($458)
Income Tax (Benefit)/Expense                                    --               $5            $1            $6
Plus Other (Income)/Expense                                    $264             ($7)          ($21)         $236
Operating Income/(Loss)                                       ($245)            $18            $11         ($216)
Plus Depreciation and Amortization Expense                     $665             $24            $6           $695
Plus Non-Cash Stock Compensation Expense                        $43              $3            --            $46
Consolidated Adjusted OIBDA                                    $463             $45            $17          $525

Consolidated Adjusted OIBDA
Twelve Months Ended December 31, 2003                        Communications   Information                      Con-
($ in millions)                                                                Services        Other        solidated
Net Earnings/(Loss)                                             ($820)           ($33)          $142          ($711)
(Income)/Loss from Discontinued Operations                      ($12)             $7             --            ($5)
Cumulative Effect of Change in Accounting                         --              --            ($5)           ($5)
Income Tax (Benefit)/Loss                                         --              $1           ($51)          ($50)
Plus Other (Income)/Expense                                      $697            ($2)          ($80)           $615
Operating Income/(Loss)                                         ($135)           ($27)           $6           ($156)
Plus Depreciation and Amortization Expense                       $792             $29            $6            $827
Plus Non-Cash Compensation                                       $78              $8             --            $86
Plus Non-Cash Restructuring Charges                               --              --             --             --
Consolidated Adjusted OIBDA                                      $735             $10           $12            $757

Consolidated Adjusted OIBDA
Three Months Ended December 31, 2003                        Communications  Information                     Con-
($ in millions)                                                               Services        Other       solidated
Net Earnings/(Loss)                                           ($166)             $4            $41         ($121)
Income from Discontinued Operations                            ($4)              --            --           ($4)
Cumulative Effect of Change in Accounting                       --               --            --            --
Income Tax (Benefit)/Expense                                    --               $1           ($39)         ($38)
Plus Other (Income)/Expense                                     $87              --            --            $87
Operating Income/(Loss)                                        ($83)             $5            $2           ($76)
Plus Depreciation and Amortization Expense                     $174              $6            $2           $182
Plus Non-Cash Compensation                                      $19              $4            --            $23
Plus Non-Cash Impairment Charges                                --               --            --            --
Consolidated Adjusted OIBDA                                    $110             $15            $4           $129


Communications Adjusted OIBDA Margin
($ in millions)                           Q304                Q404
Communications Revenue                    $423                $482
Communications Adjusted OIBDA             $113                $155
Communications Adjusted OIBDA Margin      27%                  32%


Projected Consolidated Adjusted OIBDA
Three Months Ended March 31, 2005                     Consolidated
($ in millions)                                          Range

                                              Low                     High
Net Earnings/(Loss)                          ($195)                  ($175)
Plus Other (Income)/Expense                   $110                    $110
Operating Income/(Loss)                      ($85)                   ($65)
Plus Depreciation and Amortization Expense    $165                    $165
Plus Non-Cash Stock Compensation Expense      $10                     $10
Consolidated Adjusted OIBDA                   $90                     $110


Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated statements of operations. Management believes that unlevered cash flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using unlevered cash flow to measure the company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered cash flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals as disclosed in the consolidated statements of cash flows. Management believes that consolidated free cash flow is a relevant metric to provide to investors, as it is an indicator of the company's ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions or principal repayments.

There are material limitations to using consolidated free cash flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.


UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended December 31, 2004                          Consolidated Free
($ in millions)                          Unlevered Cash Flow       Cash Flow
Net Cash Used In Continuing Operations          ($11)                ($11)
Gross Capital Expenditures                      ($86)                ($86)
Release of Capital Expenditure Accruals          --                   --
Cash Interest Paid                              $121                  N/A
Interest Income                                 ($4)                  N/A
Total                                            $20                 ($97)


UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended September 30, 2004                        Consolidated Free
($ in millions)                         Unlevered Cash Flow       Cash Flow
Net Cash Used In Operating Activities          ($16)                ($16)
Gross Capital Expenditures                     ($84)                ($84)
Release of Capital Expenditure Accruals         $2                   $2
Cash Interest Paid                              $86                  N/A
Interest Income                                ($3)                  N/A
Total                                          ($15)                ($98)

UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Twelve Months Ended December 31, 2004                         Consolidated Free
($ in millions)                          Unlevered Cash Flow       Cash Flow
Net Cash Used In Continuing Operations          ($64)                ($64)
Gross Capital Expenditures                     ($288)               ($288)
Release of Capital Expenditure Accruals          $8                   $8
Cash Interest Paid                              $421                  N/A
Interest Income                                 ($13)                 N/A
Total                                            $64                ($344)

PROJECTED CONSOLIDATED FREE CASH FLOW                      Consolidated
Twelve Months Ended December 31, 2005                         Range
($ in millions)
                                                       Low             High
Net Cash Provided By (Used in) Operating Activities   ($70)             $25
Gross Capital Expenditures                           ($250)           ($285)
Release of Capital Accruals                            --               --
Total                                                ($320)           ($260)


UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Twelve Months Ended December 31, 2003                             Consolidated
($ in millions)                           Unlevered Cash Flow    Free Cash Flow
Net Cash Provided by Continuing Operations        $24                  $24
Gross Capital Expenditures                       ($191)              ($191)
Release of Capital Expenditure Accruals           $28                  $28
Cash Interest Paid                                $394                 N/A
Interest Income                                  ($18)                 N/A
Total                                             $237               ($139)

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
                                   (unaudited)
                                                                               Three Months Ended
                                                                         December 31,     September 30,      December 31,
(dollars in millions)                                                        2004             2004               2003

Revenue:
   Communications                                                                 $ 482             $ 423              $ 399
   Information Services                                                             547               392                565
   Other                                                                             26                25                 24
                                                                                     --                --                 --
     Total Revenue                                                                1,055               840                988

Costs and Expenses:
   Cost of Revenue                                                                  640               487                620
   Depreciation and Amortization                                                    169               170                182
   Selling, General and Administrative, including non-cash
     compensation of $17, $10 and $23, respectively                                 244               234                251
   Restructuring Charges, including noncash impairment
     charges of $-, $-, and $-, respectively                                         14                 -                 11
                                                                                     --                --                 --
     Total Costs and Expenses                                                     1,067               891              1,064
                                                                                  -----               ---              -----

Operating Income (Loss)                                                             (12)              (51)               (76)

Other Income (Loss), net:
   Interest Income                                                                    4                 3                  3
   Interest Expense                                                                (120)             (120)              (128)
   Other Income (Expense)                                                            55                (3)                38
                                                                                     --                --                 --
     Other Income (Loss)                                                            (61)             (120)               (87)
                                                                                    ---              ----                ---
Loss Before Income Taxes                                                            (73)             (171)              (163)

Income Tax (Expense) Benefit                                                         (4)                -                 38
                                                                                     --                --                 --

Loss Before Discontinued Operations                                                 (77)             (171)              (125)

Income from Discontinued Operations                                                   -                 -                  4
                                                                                     --                --                 --

Net Loss                                                                          $ (77)           $ (171)            $ (121)
                                                                                  =====            ======             ======

Basic Loss per Share:
   Loss before Discontinued Operations                                          $ (0.11)          $ (0.25)           $ (0.19)
   Income from Discontinued Operations                                                -                 -               0.01
                                                                                     --                --               ----
   Net Loss                                                                     $ (0.11)          $ (0.25)           $ (0.18)
                                                                                =======           =======            =======

Weighted Average Shares Outstanding (in thousands):
   Basic                                                                        687,651           685,074            671,992
                                                                                =======           =======            =======

          (c) 2005 by Level 3 Communications, Inc. All rights reserved.

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                   (unaudited)
                                                                              December 31,     September 30,      December 31,
(dollars in millions)                                                             2004              2004              2003

Assets
Current Assets:
     Cash and cash equivalents                                                         $ 443              $ 467          $ 1,129
     Marketable securities                                                               225                225               42
     Restricted securities                                                                48                 50               74
     Accounts receivable, less allowances of $23, $27 and $28, respectively              545                384              570
     Other                                                                               141                115              140
                                                                                         ---                ---              ---
Total Current Assets                                                                   1,402              1,241            1,955

Property, Plant and Equipment, net                                                     5,408              5,402            5,727

Marketable Securities                                                                    114                164                -

Restricted Securities                                                                     67                 65               61

Intangibles, net and Goodwill                                                            457                448              459

Other Assets, net                                                                         96                 84              100
                                                                                          --                 --              ---

                                                                                     $ 7,544            $ 7,404          $ 8,302
                                                                                     =======            =======          =======

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
     Accounts payable                                                                  $ 614              $ 431            $ 651
     Current portion of long-term debt                                                   144                144              125
     Accrued payroll and employee benefits                                                82                 89              135
     Accrued interest                                                                     73                 97              100
     Deferred revenue                                                                    226                158              189
     Other                                                                               134                137              212
                                                                                         ---                ---              ---
Total Current Liabilities                                                              1,273              1,056            1,412

Long-Term Debt, less current portion                                                   5,067              5,032            5,250

Deferred Revenue                                                                         869                984              954

Other Liabilities                                                                        492                491              505

Stockholders' Equity (Deficit)                                                          (157)              (159)             181
                                                                                        ----               ----              ---
                                                                                     $ 7,544            $ 7,404          $ 8,302
                                                                                     =======            =======          =======

          (c) 2005 by Level 3 Communications, Inc. All rights reserved.

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                   (unaudited)
                                                                                      Three Months Ended
                                                                                 December 31,    September 30,     December 31,
(dollars in millions)                                                                2004             2004             2003

Cash Flows from Operating Activities:
    Net loss                                                                              $ (77)          $ (171)          $ (121)
       Earnings from discontinued operations                                                  -                -               (4)
                                                                                             --               --               --
       Loss from continuing operations                                                      (77)            (171)            (125)
    Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities:
       Depreciation and amortization                                                        169              170              182
       (Gain) loss on sale of property, plant and equipment, and other assets                (7)               2               (4)
       Gain on debt extinguishments, net                                                    (50)               -              (37)
       Non-cash compensation expense attributable to stock awards                            17               10               23
       Deferred revenue                                                                     (65)              15               82
       Deferred income taxes                                                                 (3)               -              (45)
       Amortization of debt issuance costs                                                    4                4                4
       Accreted interest on discount debt                                                    20               19               25
       Accrued interest on long-term debt                                                   (25)              11               24
       Changes in working capital items net of amounts acquired:
          Receivables                                                                      (149)             101             (198)
          Other current assets                                                              (17)               9              (21)
          Payables                                                                          166             (120)             141
          Other current liabilities                                                           4              (69)             (14)
       Other                                                                                  2                3               (8)
                                                                                              -                -               --
Net Cash Provided by (Used in) Operating Activities                                         (11)             (16)              29

Cash Flows from Investing Activities:
    Capital expenditures                                                                    (86)             (84)             (49)
    Release of capital expenditure accruals                                                   -                2                5
    Proceeds from sale of property, plant and equipment                                       2                3                7
    Proceeds from sale and maturity of marketable securities                                 60               20                -
    Increase in restricted cash and securities, net                                           -               (1)              18
    ICG acquisition                                                                          (5)              (5)               -
    Sprint acquisition                                                                      (34)               -                -
    Genuity acquisition                                                                       -                -               35
                                                                                             --               --               --
Net Cash Provided by (Used in) Investing Activities                                         (63)             (65)              16

Cash Flows from Financing Activities:
    Long-term debt borrowings, net of issuance costs                                        985                -              487
    Purchases and payments on long-term debt, including current portion
        (net of restricted cash)                                                           (950)              (1)            (743)
                                                                                           ----               --             ----

Net Cash Provided by (Used in) Financing Activities                                          35               (1)            (256)

Net Cash Provided by Discontinued Operations                                                  -                -               20

Effect of Exchange Rates on Cash                                                             15                2                3
                                                                                             --                -                -

Net Change in Cash and Cash Equivalents                                                     (24)             (80)            (188)

Cash and Cash Equivalents at Beginning of Period                                            467              547            1,317
                                                                                            ---              ---            -----

Cash and Cash Equivalents at End of Period                                                $ 443            $ 467          $ 1,129
                                                                                          =====            =====          =======

Supplemental Disclosure of Cash Flow Information:
    Cash interest paid                                                                    $ 121             $ 86             $ 75

Total Cash, Current Marketable Securities and Noncurrent Marketable Securities            $ 782            $ 856          $ 1,171

          (c) 2005 by Level 3 Communications, Inc. All rights reserved.